UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2006
TIM HORTONS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32843 (Commission File Number)	51-0370507 (IRS Employer Identification No.)

874 Sinclair Road, Oakville, Ontario (Address of principal executive offices)	L6K 2Y1 (Zip Code)
Registrant’s telephone number, including area code (905) 845-6511
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.
     Wendy’s International, Inc. previously announced that its board of directors had authorized the distribution, on September 29, 2006, of the approximately 160 million shares of Tim Hortons common stock that it owned, representing an 82.75% ownership of Tim Hortons, to holders of Wendy’s common stock. Wendy’s announced on September 29, 2006, after the close of business, that the distribution was completed as planned, and as a result, a change in control of the ownership of Tim Hortons has occurred.
     A copy of the Wendy’s press release announcing the completion of the Wendy’s distribution of the Company’s common stock and effective change of control of the Company is attached hereto as Exhibit 99 and is incorporated herein by reference.
Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
     On September 26, 2006, the Company’s Board of Directors approved the adoption of amended and restated Standards of Business Practices. The Company’s Standards of Business Practices serve as its code of ethics that applies to all of its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The new Standards of Business Practices have been revised primarily to reflect Tim Hortons Inc. and its subsidiaries as a stand-alone public company separate from Wendy’s. There were other selective revisions to certain sections based on the particular business functions, operations, and requirements applicable to Tim Hortons Inc. as a stand-alone company. A complete copy of the newly-revised Standards of Business Practices will be available on the Company’s website at www.timhortons.com.
Item 9.01 Financial Statements and Exhibits.
(d)     Exhibits.
99     Press Release announcing Change in Control

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.
	By:	/s/ Donald B. Schroeder
Donald B. Schroeder
Date October 2, 2006		Executive Vice President and Secretary